$100,000,000

FACILITY AGREEMENT

dated June 4, 2010

between

ENER1 GROUP INC.

as Company

and

JSC VTB BANK

as Lender

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	THE FACILITY	12
3.	PURPOSE	12
4.	CONDITIONS OF UTILISATION	12
5.	UTILISATION	13
6.	REPAYMENT	14
7.	PREPAYMENT AND CANCELLATION	14
8.	INTEREST	15
9.	INTEREST PERIODS	16
10.	BREAK COSTS	16
11.	UTILISATION FEE	17
12.	TAX GROSS UP AND INDEMNITIES	17
13.	INCREASED COSTS	19
14.	OTHER INDEMNITIES	20
15.	MITIGATION BY THE LENDER	21
16.	COSTS AND EXPENSES	21
17.	REPRESENTATIONS	22
18.	INFORMATION UNDERTAKINGS	29
19.	GENERAL UNDERTAKINGS	31
20.	EVENTS OF DEFAULT	39
21.	CHANGES TO THE LENDER	43
22.	CHANGES TO THE COMPANY	45
23.	CONDUCT OF BUSINESS BY THE LENDER	45
24.	PAYMENT MECHANICS	46
25.	SET-OFF	47
26.	NOTICES	48
27.	CALCULATIONS AND CERTIFICATES	49
28.	PARTIAL INVALIDITY	49
29.	REMEDIES AND WAIVERS	49
30.	AMENDMENTS AND WAIVERS	50
31.	COUNTERPARTS	50
32.	GOVERNING LAW	50
33.	ENFORCEMENT	50
	Schedule 1 CONDITIONS PRECEDENT	52
	Schedule 2 UTILISATION REQUEST	55
	Schedule 3 FORM OF COMPLIANCE CERTIFICATE	56
	Schedule 4 ENER1 EVENTS	57
	Schedule 5 BZINFIN LOANS	64

THIS AGREEMENT is dated June 4, 2010 and made between:

(1)	ENER1 GROUP INC., a Florida corporation with its registered office at 1751 West Cypress Creek Road, Fort Lauderdale, FL 33309, United States of America as borrower (the "Company"); and

(2)	JSC VTB BANK registration number 102 773960 9391 of 29 Bolshaya Morskaya Street, St. Petersburg 190000, Russia as lender (the "Lender").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account Bank" means VTB Capital plc.

"Account Charge" means the first ranking account charge governed by the laws of England and Wales granted by the Company in favour of the Lender dated on or about the date of this Agreement and entered into between the Company, the Lender and the Account Bank in respect of the Collateral Account.

"Acquisition Agreement" means the share purchase agreement dated 1 June 2010 relating to the sale and purchase of additional Shares and made between the Company and Ener1.

"Acquisition Document" means the Acquisition Agreement and any other document to be entered into pursuant to the Acquisition Agreement or otherwise designated as such by the Lender and the Company.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Arcadia" means Arcadia Association Limited, a company registered under the laws of the British Virgin Islands with company number 600713 whose registered address is at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

"Arcadia Loan" means the loan in the principal amount of $1,500,000 granted by Arcadia to the Company pursuant to a Loan Agreement dated 4 February 2008 as amended on or about the date of this Agreement.

"Arcadia Subordination Agreement" means the agreement dated on or about the date of this Agreement entered into between the Lender, the Company and Arcadia pursuant to which Arcadia has agreed to subordinate its rights against the Company in relation to the Arcadia Loan and the Existing Arcadia Warrants on the terms and conditions set out therein.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the date ten (10) Business Days following the date of this Agreement.

"BIBA SPA" means the share purchase agreement between the Company as seller and BIBA Limited as buyer dated 22 March 2007 pursuant to which the Company agreed to sell certain Shares.

"Break Costs" means the amount (if any) by which:

(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Moscow and New York.

"BZ" means Boris Zingarevich, an individual national of the Russian Federation with passport number 4005 380468 issued by police station No 18 of Petrogradskij area of St Petersburg on 25.10.2004.

"BZ Guarantee" means the personal guarantee governed by English law dated on or about the date of this Agreement provided by BZ in favour of the Lender.

"BzinFin" means BZINFIN S.A., a company registered under the laws of the British Virgin Islands with company number 445988 whose registered address is at Morgan & Morgan Building, PO Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands.

"BZinFin Conversion Rights" means the rights of BZinFin to convert all or part of any or all of the BZinFin Loans into Shares granted by the Company to BZinfin under the BZinFin Loans.

"BZinFin Loan Amendments" means the agreement or agreements dated on or about the date of this Agreement between the Company and BZinFin amending and/or restating the terms of the BZinFin Loans referred to in lines 1 to 4 of Schedule 5 (BZinFin Loans).

"BZinFin Loans" means the loans granted to the Company by BZinFin pursuant to the loan agreements set out in Schedule 5 (BZinFin Loans) as amended and/or restated pursuant to the BZinFin Loan Amendments.

"BZinFin Security Agreement" means a security agreement dated on or about the date of this Agreement governed by New York law pursuant to which BzinFin granted in favour of the Lender first ranking Security over its rights under the BZinFin Loans.

"BZinFin Subordination Agreement" means the agreement dated on or about the date of this Agreement entered into between the Lender, the Company and BZinFin pursuant to which BZinFin has agreed to subordinate its rights (other than with respect to the BZinFin Conversion Rights over Shares other than the Loan Pledged Shares and the Option Pledged Shares) against the Company in relation to the BZinFin Loans and the Existing BZinFin Warrants on the terms and conditions set out therein.

"Collateral Account" means the account of the Company with account number ____ at the Account Bank.

"Commitment" means up to $100,000,000 to the extent not cancelled, reduced or transferred by the Lender under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

"Control" means the power, directly or indirectly, to:

(a)
cast, or control the casting of, more than one half of the maximum number of votes that might be cast at a general meeting of the relevant company with no third party person being able to block such vote; and

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant company with no third party person being able to block such appointment or removal.

(c)	direct or cause the direction of the management and policies of the relevant company, whether through ownership of voting securities or by contract or otherwise.

"Custodian" means Barclays Capital Inc. acting as the custodian in relation to the Loan Pledged Shares and the Option Pledged Shares pursuant to the relevant Custody Agreement.

"Custody Agreement" means the Loan Pledged Shares Custody Agreement and the Option Pledged Shares Custody Agreement.

"Default" means any Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Disposal" means a sale, lease, licence, transfer, assignment, loan or other disposal by a person of any asset, right, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions), entering into an agreement in respect of voting rights or any other rights attached to shares or agreeing to do any of the foregoing, whether conditional or unconditional.

"Ener1" means Ener1, Inc., a Florida corporation with its registered office at 1751 West Cypress Creek Road, Fort Lauderdale, FL 33309, United States of America.

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

"Event of Default" means any event or circumstance specified as such in Clause 20 (Events of Default).

"Existing Arcadia Warrants" means

(a)	Warrant dated 5 February 2008 issued by the Company granting Arcadia rights to purchase 137,755 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $4.90; and

(b)	Warrant dated 31 March 2008 issued by the Company granting Arcadia rights to purchase 137,755 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $4.90.

"Existing Encumbrances" means the Security or other encumbrances over certain Shares created pursuant to:

(a)	the Existing Warrants;

(b)	BZinFin Conversion Rights; and

(c)	restrictions on transfer and other similar charges or encumbrances arising pursuant to any U.S. federal or state securities laws.

"Existing Indebtedness" means Financial Indebtedness arising pursuant to the  Arcadia Loan and the BZinFin Loans.

"Existing Share Pledge" means the pledge agreement dated January 2008 entered into by the Company in favour of BZinFin granting a pledge over 32,829,707 of ordinary issued voting shares in the share capital of Ener1.

"Existing BZinFin Warrants" means:

(a)	Warrant dated 1 October 2007 issued by the Company granting BZinFin rights to purchase 11,428,572 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $2.10;

(b)	Warrant dated 1 October 2007 issued by the Company granting BZinFin rights to purchase 6,428,572 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $0.70;

(c)	Warrant dated 1 October 2007 issued by the Company granting BZinFin rights to purchase 425,715 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $1.96;

(d)	Warrant dated 1 October 2007 issued by the Company granting BZinFin rights to purchase 12,542,764 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $2.10; and

(e)	Warrant dated 26 July 2007 issued by the Company granting BZinFin rights to purchase 3,400,000 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $2.10.

"Existing Warrants" means:

(a)	the Existing BZinFin Warrants;

(b)	the Existing Arcadia Warrants;

(c)
Warrant dated 10 May 2007 issued by the Company granting Venor Capital Master Fund, Ltd. rights to purchase 228,572 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $2.10;

(d)
Warrant dated 10 May 2007 issued by the Company granting Anchorage Capital Master Offshore Ltd. rights to purchase 228,572 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $2.10; and

(e)
Warrant dated 10 May 2007 issued by the Company granting Morgan Stanley & Co. Inc. rights to purchase 228,572 of ordinary issued voting shares in the share capital of Ener1 Inc. at strike price of $2.10.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by the Lender to the Company in writing on or before the date of this Agreement (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Finance Document" means:

(a)	this Agreement;

(b)	each Security Document;

(c)	each Custody Agreement;

(d)	the BZ Guarantee;

(e)	each Subordination Agreement;

(f)	the Utilisation Request;

(g)	any Compliance Certificate;

(h)	the Share Warrants and the Share Warrant Instrument;

(i)	the Put Option Agreement; and

(j)	any other document designated as such by the Lender and the Company.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS or US GAAP (as applicable), be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraph of this definition; and

(h)
any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Maturity Date or are otherwise classified as borrowings under IFRS or US GAAP (as applicable));

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 45 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS or US GAAP (as applicable); and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"Group" means the Company and each of its Subsidiaries for the time being.

"Group Structure Chart" means the structure chart relating to the shareholdings of each member of the Group.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under applicable laws on limitation periods, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)
any other matters which are set out as qualifications or reservations as to matters of law of general application (but not, for the avoidance of doubt, any qualifications, reservations or assumptions as to matters of fact) in any legal opinion delivered to the Lender under Clause 4.1 (Initial conditions precedent).

"Liquidity Event" means (i) any reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer all such Shares outstanding to another entity or person, (ii) any consolidation, amalgamation, merger or binding share exchange of Ener1 with or into another entity or person or (iii) any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding Shares that results in a transfer of or an irrevocable commitment to transfer all such Shares (other than such Shares owned or controlled by such other entity or person).

"Loan" means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Loan Pledged Shares" means any Shares which are the subject of the Security Agreement; and (ii) any Shares which are pledged to the Lender pursuant to Clause 19.6(a) (Collateral Coverage Ratio) from time to time and, in each case, recorded in the securities account of the Company maintained with the Custodian pursuant to the Loan Pledged Shares Custody Agreement.

"Loan Pledged Shares Custody Agreement" means the custody and control agreement dated on or about the date of this Agreement between the Lender, the Company and the Custodian relating to the securities account of the Company in relation to the Loan Pledged Shares opened with the Custodian.

"Material Adverse Effect" means a material adverse effect on or material adverse change in:

(a)	the financial condition, operations, assets or business of the Group (taken as a whole) or the Company individually;

(b)	the ability of the Company to perform and comply with its obligations under any Finance Document; or

(c)	the validity, legality or enforceability of any Finance Document or the effectiveness or ranking of any Transaction Security.

"Maturity Date" means the date falling 1460 calendar days after the date of this Agreement.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"NASDAQ" means Nasdaq Stock Market, a New York based electronic stock exchange.

"Option Pledged Shares" means any Shares which are the subject of the Option Share Pledge and recorded in the securities account of the Company maintained with the Custodian pursuant to the Option Pledged Shares Custody Agreement.

"Option Pledged Shares Custody Agreement" means the custody and control agreement dated on or about the date of this Agreement between the Warrant Holder, the Company and the Custodian relating to the securities account of the Company in relation to the Option Pledged Shares opened with the Custodian.

"Option Shares" means 2,400,000 Shares (as adjusted pursuant to the terms of the Share Warrant Instrument) which may be issued to the Warrant Holder following the exercise of its rights pursuant to the Share Warrant Instrument.

"Option Share Pledge" means a first ranking share pledge governed by the laws of New York granted by the Company as security for the Share Warrants in favour of the Warrant Holder over the Option Shares.

"Original Financial Statements" means:

(a)
in relation to the Company, its unaudited management accounts for the financial year ended 31 December 2009 together with a statement of the chief executive officer and chief financial officer of the Company stating that they reasonably believe such management accounts were prepared on the basis of IFRS or US GAAP (as applicable); and

(b)	in relation to Ener1, its audited consolidated financial statements for the financial year ended 31 December 2009.

"Party" means a party to this Agreement.

"Put Option Agreement" means the warrant share put option agreement dated on or about the date of this Agreement pursuant to which the Company granted to the Warrant Holder the right to sell the Option Shares to the Company in the event the Shares are de-listed from NASDAQ.

"Quasi-Security" has the meaning given to it in Clause 19.3(b) (Negative Pledge).

"Relevant Interbank Market" means the London interbank market.

"Relevant Jurisdiction" means, in relation to the Company:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Repeating Representations" means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), 17.9(b) (No default), 17.11(c) and 17.11(d) (Financial statements), 17.12 (Pari passu ranking) to 17.21(a) and (c) (Shares), 17.24 (Centre of main interests and establishments) to 17.26 (No immunity), 17.28 (Insurance), 17.30 (Environmental laws) and 17.31(b) (Margin lending).

"Security" means a mortgage, charge, pledge, lien or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect or any right conferring a priority payment in respect of any obligation of any person including any Quasi-Security, option, assignment, warrant, restriction, right of first refusal, right of pre-emption, third party right or interest.

"Security Agreement" means a pledge and security agreement dated on or about the date of this Agreement governed by New York law pursuant to which the Company granted in favour of the Lender first ranking Security over (i) all of its assets and (ii) the Loan Pledged Shares.

"Security Documents" means:

(a)	the Security Agreement;

(b)	the Account Charge;

(c)	the Option Share Pledge;

(d)	the BZinFin Security Agreement; and

(e)	any other document entered into by the Company or any other person creating or expressed to create any Security in respect of the Company's obligations under the Finance Documents.

"Shares" means the ordinary issued voting shares in the share capital of Ener1.

"Share Warrant Instrument" means the instrument evidencing the Share Warrants issued by the Company to the Warrant Holder.

"Share Warrants" means detachable share warrants in respect of the Option Shares issued to the Warrant Holder giving the right for a period from the Utilisation Date until the Maturity Date to subscribe for the Option Shares at a strike price of $5.60 per Share (as adjusted pursuant to the Share Warrant Instrument).

"Subordination Agreements" means the BZinFin Subordination Agreement and the Arcadia Subordination Agreement.

"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Transaction Documents" means the Finance Documents, the Acquisition Documents and the BZinFin Loan Amendments.

"Transaction Security" means the Security constituted pursuant to the Security Documents.

"Unpaid Sum" means any sum due and payable but unpaid by the Company under the Finance Documents.

"US GAAP" means generally accepted accounting principles in the United States of America from time to time.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

"VAT" means value added tax and any other tax of a similar nature.

"Warrant Holder" means JSC VTB Bank.

"ZN Loan" means the loan in the principal amount of $14,725,648 granted by ZN LLC to the Company.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Lender", the "Company" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted;

(viii)	a time of day is a reference to London time; and

(ix)	"dollars" or "$" means the lawful currency of the United States of America.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is "continuing" if it has not been remedied or waived.

(e)
An indemnity includes compensation for all respective actual out-of-pocket costs and expenses and all losses, damages and liabilities incurred in connection with the Finance Documents and to indemnify will be construed accordingly.

(f)
If and to the extent that Russian law is relevant to any guarantee provided by any person under this Agreement, a reference to any such person will be deemed to include a reference to it as a surety and a reference to the guarantee provided by that person will be deemed to include a reference to a suretyship.

1.3	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2.	THE FACILITY

The Facility

Subject to the terms of this Agreement, the Lender makes available to the Company a dollar term loan facility in an aggregate amount equal to the Commitment.

3.	PURPOSE

3.1	Purpose

The Company shall apply all amounts borrowed by it under the Facility towards the payment to Ener1 of the purchase price for the additional Shares to be purchased by it under the Acquisition Agreement.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Company may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender.  The Lender shall notify the Company on the date it is so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Lender's participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by the Company are true in all material respects; and

(c)	the ratio of:

(i)	the proposed Loan requested in the Utilisation Request to

(ii)	the volume weighted average price per share for the Shares either:

(A)	on the Valuation Day before the date of this Agreement; or

(B)
for a period of two Valuation Days before the date of this Agreement, if the trading volume on NASDAQ in respect of the Shares on the Valuation Day before the date of this Agreement is below $1,000,000, in each case (as calculated by the Lender with reference to Bloomberg ticker HEV US) multiplied by the number of Loan Pledged Shares pledged pursuant to the Security Agreement as at the date of this Agreement, is equal to or lower than 0.4:1.

4.3	Maximum number of Loans

The Facility shall be available in a single Utilisation only.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Company may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than two Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in the Utilisation Request and the Company may deliver to the Lender only one Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Commitment.

5.4	Lender's participation

If the conditions set out in this Agreement have been met or waived at the discretion of the Lender, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

The Commitment shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loans

The Company shall repay the Loan in five instalments equal to 20% of the Loan (each a "Repayment Instalment") payable semi-annually, with the first Repayment Instalment being payable on the 731st calendar day after the Utilisation Date and the final Repayment Instalment being payable on the Maturity Date.

6.2	Reborrowing

The Company may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	the Lender shall promptly notify the Company upon becoming aware of that event;

(b)	upon the Lender notifying the Company, the Commitment will be immediately cancelled; and

(c)
the Company shall repay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Company (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of Control

If BZ ceases to directly or indirectly own and Control at least (i) 50.1% of the issued share capital of BZinFin and (ii) 35% of the issued share capital of the Company:

(a)	the Company shall promptly notify the Lender upon becoming aware of that event;

(b)
the Lender may, by not less than five Business Days' notice to the Company, cancel the Commitment and declare the outstanding Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Mandatory prepayment of Loans - dividends

The Company shall promptly (but in any event within 15 days of receipt by it) apply any amount received by it in accordance with Clause 19.14(b) in prepayment of the whole or any part of the Loan and pay to the Lender a fee equal to 4% of the amount to be prepaid. The Company shall give the Lender not less than ten (10) Business Days' prior notice of such prepayment.

7.4	Mandatory Prepayment of Loans – Liquidity Event

(a)
Upon the occurrence of a Liquidity Event, the Company shall immediately notify the Lender and, if the Lender so requests, apply an amount equal to the Net Proceeds in prepayment of the whole or any part of the Loan within ten (10) days of the Lender's request.

(b)	In this Clause 7.4:

"Net Proceeds" means the cash consideration receivable by the Company in respect of any Liquidity Event after deducting:

(i)	any reasonable expenses which are incurred by the Company with respect of that Liquidity Event; and

(ii)
any Tax incurred and required to be paid by the Company in connection with that Liquidity Event (as reasonably determined by the Company, on the basis of existing rates and taking account of any available credit, deduction or allowance).

7.5	Voluntary prepayment of Loans

The Company may, on the last day of any Interest Period on or after the 731st calendar day after the Utilisation Date, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $10,000,000), if it gives the Lender not less than ten (10) Business Days' prior notice and pays to the Lender a fee equal to 4% of the amount to be prepaid.

7.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any prepayment fee and all applicable Break Costs, without premium or penalty.

(c)	The Company may not reborrow any part of the Facility which is prepaid.

(d)
The Company shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for  or permitted in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is 9.75 per cent. per annum.

8.2	Payment of interest

The Company shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3	Default interest

(a)
If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 5 (five) per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. Any interest accruing under this Clause 8.3 shall be immediately payable by the Company on demand by the Lender.

(b)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)
Each Interest Period shall be six months, subject to any adjustment necessary to ensure that any Interest Period that falls on or about the 731st calendar day after the Utilisation Date and thereafter coincides with the payment of relevant Repayment Instalment in accordance with Clause 6.1 (Repayment of Loans).

(b)	An Interest Period shall not extend beyond the Maturity Date.

(c)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	BREAK COSTS

The Company shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

11.	UTILISATION FEE

No later than one Business Day prior to the Utilisation Date, the Company shall pay to the Lender an utilisation fee equal to the 0.75 per cent. of the amount of the proposed Loan specified in the Utilisation Request.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by the Company to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall as soon as reasonably practicable upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Company on becoming so aware in respect of a payment payable to the Lender by the Company.

(c)
If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)
The Company shall (within three Business Days of written demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(c)	If the Lender makes, or intends to make a claim under paragraph (a) above it shall promptly notify the Company of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If the Company makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Company which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

12.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax

(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by the Lender to any Party under a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and the Lender shall promptly provide a VAT invoice to such Party).

(b)
Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a written demand by the Lender, pay the amount of any Increased Costs actually incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall promptly notify the Company.

(b)	The Lender shall, as soon as practicable after a demand by the Company, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Company;

(ii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the gross negligence or wilful breach by the Lender or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from the Company under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Company;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within three Business Days of a written demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Company to pay any amount due under a Finance Document on its due date;

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

14.3	Indemnity to the Lender

The Company shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDER

15.1	Mitigation

(a)
The Lender shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall within five Business Days of receipt of invoices or other documented costs or expenses pay the Lender the amount of all such costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation and execution of this Agreement and any other documents referred to in this Agreement and any Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) the Company requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 24.6 (Change of currency), the Company shall, within five Business Days of receipt of invoices, reimburse the Lender for the amount of all such costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Company shall, within five Business Days of written demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	REPRESENTATIONS

The Company makes the representations and warranties set out in this Clause 17 to the Lender on the date of this Agreement.

17.1	Status

(a)	It and each of its Subsidiaries is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

Subject to the Legal Representations,

(a)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid, effective and enforceable.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

17.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

Subject to the Legal Reservations,

(a)	the choice of the laws of England and New York as the governing law of the Finance Documents, as applicable, will be recognised and enforced in its Relevant Jurisdiction.

(b)
Any judgment or arbitration award obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

17.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.8	No filing or stamp taxes

Under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

17.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it, any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which would, or could reasonably be expected to, have a Material Adverse Effect.

(c)
No default notice, acceleration notice or demand has been given to the Company in connection with any Existing Indebtedness declaring a default or an event of default under such Existing Indebtedness or making all or any part of the Existing Indebtedness immediately due and payable or payable on demand.

17.10	No misleading information

(a)
Any factual information provided by any member of the Group in contemplation of, or in connection with, its entry into and performance of any Finance Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the information provided under paragraph (a) above have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
Nothing has occurred or been omitted from the information provided under paragraph (a) above and no information has been given or withheld that results in that information above being untrue or misleading in any material respect.

17.11	Financial statements

(a)
The Original Financial Statements of Ener 1 were prepared in accordance with IFRS or US GAAP consistently applied and give a true and fair view of its financial position and operations and the consolidated financial condition of Ener1 during the relevant financial year.

(b)
There has been no material adverse change in the assets, business or financial condition of the Company or the consolidated assets, business or financial condition of Ener1, as applicable, since the date of the Original Financial Statements.

(c)	The most recent financial statements or management accounts delivered pursuant to Clause 18.1 (Financial statements):

(i)	have been prepared in accordance with IFRS or US GAAP, as applicable; and

(ii)	give a true and fair view of the financial condition (consolidated with respect to Ener1) as at the end of, and results of operations for, the period to which they relate.

(d)
Since the date of the most recent financial statements delivered pursuant to Clause 18.1 (Financial statements) there has been no material adverse change in the financial condition of the Company or the consolidated financial condition of Ener1.

17.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

17.14	Insolvency

No:

(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 20.9 (Insolvency proceedings); or

(ii)	creditors' process described in Clause 20.10 (Creditors' process),

has been taken or, to the knowledge of the Company, threatened in relation to it or a member of the Group; and none of the circumstances described in Clause 20.8 (Insolvency) applies to it, a member of the Group.

17.15	No breach of laws

(a)	It has not (and no member of the Group has) breached any law or regulation applicable to it which would, or could reasonably be expected to, have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group.

17.16	Taxation

(a)
It is not (and no member of the Group is) materially overdue in the filing of any Tax returns and it is not (and no member of the Group is) overdue in the payment of any amount in respect of Tax of $1,000,000 (or its equivalent in any other currency) or more, unless and to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 18.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	To its knowledge (having made due and careful enquiry) no claims or investigations are being made or conducted against it (or any member of the Group) with respect to Taxes.

(c)	It and each member of the Group is resident for Tax purposes only in the jurisdiction of its incorporation.

17.17	Security and Financial Indebtedness

(a)
No Security or Quasi-Security exists over all or any of the present or future assets of the Company other than the Existing Encumbrances or as otherwise permitted by this Agreement. For the avoidance of doubt, the Existing Encumbrances do not constitute a mortgage, charge, pledge, lien or other security agreement over the Loan Pledged Shares or the Option Pledged Shares and the same have not been created pursuant to the Existing Encumbrances.

(b)	The Company has no Financial Indebtedness outstanding other than the Existing Indebtedness or as otherwise permitted by this Agreement.

17.18	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

17.19	Good title to assets

It and each member of the Group has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to own and manage the assets necessary to carry on its business substantially as presently conducted.

17.20	Legal and beneficial ownership

It is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security free from any claims, third party rights or competing interests other than as permitted by this Agreement.

17.21	Shares

(a)
Other than as permitted pursuant to the Finance Documents, the Loan Pledged Shares are fully paid and not subject to any Security or any option to purchase or similar rights other than the Existing Encumbrances.  The constitutional documents of Ener1 do not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(b)	The Company owns and Controls at least 35% of the Shares as at the date of this Agreement.

(c)	The Company and BZinFin own and Control in the aggregate at least 40% of the Shares.

(d)
As at the date of this Agreement, the Company has sufficient number of Shares that will not constitute Loan Pledged Shares as at the Utilisation Date to satisfy (i) any outstanding obligations under the BIBA SPA and (ii) any exercise of rights pursuant to all or any of the Existing Warrants referred to in paragraphs (c) to (e) (inclusive) of its definition.

17.22	Group Structure Chart

The Group Structure Chart is true, complete and accurate in all material respects and shows all Subsidiaries of the Company and all persons in which the Company has any legal or beneficial interest which equals or exceeds one per cent (1%) of the issued capital or ownership interests in the relevant entity, including current name and company registration number, and its jurisdiction of incorporation and/or establishment.

17.23	Accounting reference date

The accounting reference date of each member of the Group is 31 December in each calendar year.

17.24	Centre of main interests and establishments

For the purposes of the Cross Border Insolvency Regulation 2006 (SI 2006/1030) on Insolvency Proceedings (the "Regulation"), its centre of main interest (as that term is used in the Regulation) is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in Article 2(e) of the Regulation) in any other jurisdiction.

17.25	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdiction or Ener1's jurisdiction of incorporation:

(i)	in order to enable the Lender to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in its Relevant Jurisdiction or Ener1's jurisdiction of incorporation.

(b)
The Lender is not or will not be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdiction or Ener1's jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

17.26	No immunity

Neither it nor its assets is entitled to immunity from suit, execution, attachment or other legal process.

17.27	Holding Company

Except for the Existing Indebtedness and the Existing Encumbrances or as may arise under the Transaction Documents, prior to the date of this Agreement it has not traded or incurred any liabilities or commitments (actual or contingent, present or future) other than acting as a Holding Company of members of the Group.

17.28	Insurance

It and each member of the Group maintains insurances on and in relation to its business and assets against those risks and to the extent mandatorily required by any applicable law.

17.29	Registration of UK establishment by the Company

The Company is not an "overseas company that is registered" within the meaning of Part 3 of The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

17.30	Environmental laws

(a)
Each member of the Group is in compliance with Clause 19.19 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

17.31	Margin lending

(a)
The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" (within the meaning of Regulation U and Regulation X of the Board of Governors of the Federal Reserve System (or any successor)), and the aggregate market value of all "margin stock" owned by the Company does not exceed 25% of the aggregate value of the assets thereof, as determined by the board of directors of the Company (and certified by a senior financial officer of the Company to the Lender) on the Utilisation Date.

(b)
None of this Agreement, the extension of credit contemplated hereby or the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System (or any successor), in each case as in effect now or as the same may hereafter be in effect.

17.32	Department of Energy grants

Ener1 is in compliance in all material respects with the terms and conditions of the U.S. Department of Energy's Automotive Battery Manufacturing Initiative grant and no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect or which would result in the grant being fully or partially recalled, suspended, terminated or withdrawn or its terms amended in any material respect.

17.33	Repetition

The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on each day for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Company shall supply or shall procure the supply to the Lender of:

(a)	as soon as the same become available after the end of each of its financial year, but in any event by 15 August in the following financial year:

(i)
in respect of the Company, its unaudited management accounts for that financial year together with a statement of the chief executive officer and chief financial officer of the Company stating that they reasonably believe such management accounts were prepared on the basis of IFRS or US GAAP (as applicable); and

(ii)	in respect of Ener1, its audited consolidated financial statements for that financial year;

(b)
as soon as the same become available, but in any event within 45 days after the end of the first, second and third financial quarters of each financial year, Ener1's audited consolidated financial statements for that financial quarter.

18.2	Compliance Certificate

(a)
The Company shall procure that Ener1 shall supply to the Lender, with each set of financial statements delivered pursuant to Clause 18.1(a)(ii) and 18.1(b) (Financial statements), a Compliance Certificate.

(b)
Each Compliance Certificate shall be signed by two directors of Ener1 and Ener1's chief accountant (or equivalent officer) and shall confirm that such financial statements give a true and fair view of its financial condition as at the date as at which such financial statements were drawn up.

18.3	Requirements as to financial statements

(a)
The Company shall procure that each set of financial statements or management accounts delivered pursuant to Clause 18.1 (Financial statements) is prepared using IFRS or US GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements or management accounts, it notifies the Lender that there has been a change in IFRS or US GAAP, as applicable, the accounting practices or reference periods and, in relation to Ener1 only, its auditors deliver to the Lender a description of any change necessary for those financial statements to reflect the IFRS or US GAAP, as applicable, accounting practices and reference periods upon which the Original Financial Statements were prepared.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

The Company shall supply to the Lender:

(a)	all documents dispatched by the Company to its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

18.5	Notification of default

(a)	The Company shall notify the Lender of any Default (and the steps, in each case, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Lender, the Company shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	"Know your customer" checks

If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Company after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

19.1	Authorisations

The Company shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document; and

(iii)	enable it or Ener1 to carry on its business as it is presently conducted.

19.2	Compliance with laws

The Company shall comply in all respects with all laws to which it may be subject except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

19.3	Negative pledge

Except as permitted under paragraph (c) below:

(a)	The Company shall not create or permit to subsist any Security over any of its assets.

(b)	The Company shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Company;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

(each a "Quasi-Security"),

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Transaction Security;

(ii)
any Existing Encumbrances (but only to the extent that the Existing Encumbrances do not constitute a mortgage, charge, pledge, lien or other security agreement over the Loan Pledged Shares or the Option Pledged Shares and the same is not created pursuant to the Existing Encumbrances);

(iii)
any Security in favour of BZinFin over Shares acquired by the Company pursuant to the Acquisition Agreement from the proceeds of the Loan to secure any loans or credit facilities permitted in accordance with Clause 19.15(c).

(iv)	any netting or set-off arrangement entered into by the Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; or

(v)	any lien arising by operation of law or in the ordinary course of trading.

19.4	Disposals

(a)
Subject to paragraph (b) below, the Company shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any of its assets (including, for the avoidance of doubt, any Loan Pledged Shares or Option Pledged Shares).

(b)	Paragraph (a) above does not apply to any sale, transfer or other disposal of any Shares other than:

(i)	any Shares released from Transaction Security pursuant to Clause 19.6(c)(ii)(B) except in accordance with Clause 19.6(e);

(ii)	any Loan Pledged Shares; and

(iii)	any Option Pledged Shares,

and provided that at all times the Company holds sufficient number of Shares that do not constitute Shares referred to in paragraphs (i) to (iii) above to satisfy (A) any outstanding obligations under the BIBA SPA and (B) any exercise of rights pursuant to all or any of the Existing Warrants referred to in paragraphs (c) to (e) (inclusive) of its definition.

19.5	Merger, Acquisitions and Joint Ventures

(a)	The Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)
The Company shall not acquire a company or any shares or securities or business or undertaking (or, in each case, any interest in any of them) or exercise any warrants to acquire any shares or securities (except as permitted pursuant to this Agreement) or incorporate a subsidiary.

(c)	The Company shall not:

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)
transfer any assets or lend to or guarantee or give indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to any of the foregoing).

19.6	Collateral Coverage Ratio

(a)
If on any Valuation Day from and including the Utilisation Date, the Collateral Coverage Ratio is equal to or greater than 0.57:1 (a "Collateral Coverage Breach") as determined by the Lender, the Company shall within five Business Days of the occurrence of such Collateral Coverage Breach provide:

(i)	Security over additional Shares on substantially similar terms as the Loan Pledged Shares (as determined by the Lender) together with:

(A)
evidence that the certificates for the additional Shares pledged pursuant to this Clause 19.6(a) for which the Company holds security certificates, together with endorsements to the collateral agent under the Security Agreement or in blank or share transfer powers or other instruments of transfer duly endorsed to the collateral agent under the Security Agreement or in blank, have been delivered to the Custodian.

(B)
evidence that the additional Shares pledged pursuant to this Clause 19.6(a) have been credited to or deposited in the securities account of the Company at the Custodian that is subject to the Loan Pledged Shares Custody Agreement; and/or

(ii)	Cash Collateral,

so that the Collateral Coverage Ratio immediately after such provision is no greater than 0.4:1.

(b)
If an Event of Default has occurred and is continuing and/or during a Collateral Coverage Breach, upon exercise by the Warrant Holder of its rights under the Share Warrant Instrument, the Company authorises the Warrant Holder to pay (and shall procure that the Warrant Holder pays) the strike price payable by the Warrant Holder to the Company under the Share Warrant Instrument directly into the Collateral Account.

(c)	If on any Valuation Day no Default is continuing and the Collateral Coverage Ratio has not exceeded 0.25:1:

(i)	at any time during the preceding 30 consecutive calendar days, the Company may request in writing that the Lender release:

(A)	any Shares pledged in accordance with Clause 19.6(a) from the Transaction Security; and/or

(B)	Cash Collateral; or

(ii)	at any time during the preceding 60 consecutive calendar days, the Company may request in writing that the Lender release:

(A)	any Shares pledged in accordance with Clause 19.6(a) from the Transaction Security; and/or

(B)
any Shares pledged on or about the date of this Agreement from the Transaction Security provided that the remaining Loan Pledged Shares constitute at least 25% of the Shares in issuance as at the date of release; and/or

(C)	Cash Collateral,

provided that, in each case, the Collateral Coverage Ratio after such release is no greater than 0.33:1.

(d)
Upon receipt of such written request, and subject to compliance with Clause 19.6(c), the Lender shall within five Business Days from its receipt of such written request, release such Shares from the Transaction Security so that the Collateral Coverage Ratio after such release is no greater than 0.33:1, provided that such written request:

(A)	confirms that no Default is continuing; and

(B)	is accompanied by the necessary release instructions in compliance with the requirements of the Loan Pledged Shares Custody Agreement.

(e)
The Company shall not sell, transfer or otherwise dispose of, or grant any Security over, any Shares released from Transaction Security pursuant to Clause 19.6(c)(ii)(B) without the Lender's prior written consent.

(f)	In this Clause 19.6:

"Cash Collateral" means cash in dollars held in the Collateral Account and charged in favour of the Lender pursuant to the Security Agreement.

"Collateral Coverage Ratio" means on any Valuation Day the ratio of (i) the outstanding Loan plus accrued unpaid interest less the amount of the Cash Collateral standing to the credit of the Collateral Account to (ii) the aggregate of the Value of the Loan Pledged Shares.

"Valuation Day" means any day (other than a Saturday or Sunday) on which NASDAQ is open for general business.

"Value of the Loan Pledged Shares" means on any Valuation Day the closing price per share for the Shares on such Valuation Day on NASDAQ as determined by the Lender multiplied by the number of Loan Pledged Shares on such Valuation Day.

19.7	Hedging arrangements

The Company shall ensure that the Lender (or any Affiliate of the Lender) is granted a first priority right to enter into any derivative transaction in connection with protection against or benefit from fluctuation in any rate or price, including without limitation currency and interest rate hedging in relation to the Company's exposure under this Agreement or any other credit line to be opened or credit facility to be granted by the Lender (or any Affiliate of the Lender) to the Company including in relation to any refinancing of the Loan.

19.8	Taxation

(a)	The Company shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 18.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	The Company may not change its residence for Tax purposes.

19.9	Preservation of Assets

The Company shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

19.10	Pari Passu Ranking

The Company shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

19.11	Transactions

(a)	Except as permitted by paragraph (b) below, the Company shall not enter into any transaction with any person, including any Affiliate, except on arm's length terms and for full market value.

(b)
Fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Lender under Clause 4.1 (Initial conditions precedent) or agreed by the Lender shall not be a breach of this Clause 19.11.

19.12	Loans or Credit

Except with the prior written consent of the Lender, the Company shall not be a creditor in respect of any Financial Indebtedness.

19.13	No Guarantees or Indemnities

Except with the prior written consent of the Lender, the Company shall not incur or allow to remain outstanding any guarantee, suretyship or indemnity in respect of any obligation of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person other than a guarantee, suretyship or indemnity incurred in respect of any Financial Indebtedness incurred pursuant to the Finance Documents.

19.14	Dividends and Share Redemption

(a)	The Company shall not:

(i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital or any warrants for the time being in issue);

(ii)	repay any dividend or share premium reserve or capital redemption reserve;

(iii)
pay any management, advisory or other fee to or to the order of any of its shareholders or any Affiliate (other than with respect to an amount of up to $1,000,000 in aggregate for any calendar year, provided in all cases that such payments are to be made without the incurring by the Company of any contractual commitment to make such payment at any time); or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or any warrants for the time being in issue or resolve to do so.

(b)
The Company shall ensure that any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) received from Ener1 on or in respect of the Loan Pledged Shares shall promptly be applied in prepayment of the Loan in accordance with Clause 7.3 (Mandatory prepayment of Loans - dividends).

19.15	Financial Indebtedness

Except with the prior written consent of the Lender, the Company shall not incur or allow to remain outstanding any Financial Indebtedness, other than:

(a)	the Financial Indebtedness incurred pursuant to the Finance Documents;

(b)	the Existing Indebtedness; and

(c)
any loans or credit facilities provided to the Company by BZinFin provided that such loans or credit facilities are fully subordinated to this Agreement and become subject to the BZinFin Subordination Agreement.

19.16	Share Capital

The Company shall not:

(a)	purchase, cancel or redeem any of its share capital;

(b)
issue any warrants or convertible instruments other than warrants or convertible instruments issued by the Company that are as at the date of their issuance fully subordinated to the Loan (in form and substance satisfactory to the Lender) and warrants issued in respect of any Shares; or

(c)	alter any rights attaching to its issued shares nor create any new class of shares,

without the prior written consent of the Lender.

19.17	Insurance

The Company shall maintain insurances on and in relation to its business and assets against those risks customarily insured against by companies operating similar businesses.

19.18	Holding Companies

The Company shall not trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of Shares, ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and cash equivalent investments;

(c)
the Existing Indebtedness and any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs incurred in the ordinary course of business as a holding company.

19.19	Environmental compliance

The Company shall:

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.20	Environmental claims

The Company shall, promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

19.21	Further Assurance

(a)
The Company shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(i)
to perfect the Transaction Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, pledge, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
The Company shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Transaction Security conferred or intended to be conferred on the Finance Parties by or pursuant to the Finance Documents.

19.22	Conditions Subsequent

(a)
The Company shall ensure that promptly following the Utilisation Date (but in any event no later than three Business Days following the Utilisation Date) the Lender receives the following in form and substance satisfactory to it:

(i)
evidence that the certificates for the Option Pledged Shares for which the Company holds security certificates, together with endorsements to the collateral agent under the Option Share Pledge or in blank or share transfer powers or other instruments of transfer duly endorsed to the collateral agent under the Option Share Pledge or in blank, have been delivered to the Custodian; and

(ii)	evidence that the Option Pledged Shares have been credited to or deposited in the securities account of the Company at the Custodian that is subject to the Option Pledged Shares Custody Agreement.

(b)
The Company shall ensure that promptly following the Utilisation Date (but in any event no later than three Business Days following the Utilisation Date) the Lender receives originals of all promissory notes evidencing the BZinFin Loans.

(c)
The Company shall ensure that promptly following the Utilisation Date (but in any event within five Business Days following Utilisation Date) the Lender receives (in form and substance satisfactory to it) a legal opinion  of Conyers Dill & Pearman with respect to matters of the laws of the British Virgin Islands in respect of Arcadia's entry into the Arcadia Subordination Agreement.

(d)
The Company shall ensure that no later than 30 June 2010, the Lender receives (in form and substance satisfactory to it) evidence that the Shares due from the Company to BIBA Limited pursuant to the BIBA SPA have been transferred to BIBA Limited in accordance with the terms of the BIBA SPA and that the Company has no further obligations or liabilities under or in connection with the BIBA SPA.

20.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 20 is an Event of Default (save for Clause 20.20 (Acceleration)).

20.1	Non-payment

The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within 2 Business Days of its due date.

20.2	Collateral Coverage Ratio

(a)	The Company fails to comply with its obligations under paragraph (a) of Clause 19.6 (Collateral Coverage Ratio).

(b)	The Collateral Coverage Ratio is equal to or greater than 0.8:1 as at close of business on any Valuation Day.

20.3	Conditions subsequent

Any requirement of Clause 19.22 (Conditions subsequent) is not satisfied within the time periods set out therein.

20.4	Other obligations

(a)
The Company does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment), Clause 20.2 (Collateral Coverage Ratio) and Clause 20.3 (Conditions subsequent)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Lender giving notice to the Company or the Company becoming aware of the failure to comply.

20.5	Ener1 events

(a)	Any event set out in Schedule 4 (Ener1 Events) occurs.

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Lender giving notice to the Company or the Company or Ener1 becoming aware of the failure to comply.  Failure to comply with paragraphs 1 (Financial Covenants), 8 (Ener1 Shares) and 10 (Grants) of Schedule 4 (Ener1 Events) shall be deemed to be not capable of remedy for the purposes of this paragraph.

20.6	Misrepresentation

Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

20.7	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 20.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above (i) is less than $5,000,000 (or its equivalent in any other currency or currencies).

20.8	Insolvency

(a)
A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)
A moratorium is declared in respect of any indebtedness of any member of the Group.  If a moratorium occurs, the ending of that moratorium will not remedy any Event of Default caused by that moratorium.

20.9	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of their assets; or

(d)	enforcement of any Security over any assets of a member of the Group.

or any analogous procedure or step is taken in any jurisdiction.

20.10	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having with respect to any member of the Group, an aggregate value of $250,000 or more and is not discharged within seven days.

20.11	Unlawfulness and invalidity

(a)
It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under any Subordination Agreement is or becomes unlawful.

(b)
Any obligation or obligations of the Company under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under any Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

20.12	Subordination Agreements

(a)	Any party to a Subordination Agreement (other than the Lender) fails to comply with the provisions of, or does not perform its obligations under, that Subordination Agreement; or

(b)	any representation or warranty given by that party in a Subordination Agreement is incorrect in any material respect.

20.13	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

20.14	Change of Control

At any time after the Utilisation Date, the Company and BZinFin cease to own and Control in the aggregate at least 40% of the Shares (other than as a result of the exercise by the Warrant Holder of its rights under the Share Warrants).

20.15	Audit qualification

The auditors of Ener1 qualify the audited consolidated financial statements of Ener1 in any material respect.

20.16	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its or their material assets.

20.17	Repudiation and rescission of agreements

The Company (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

20.18	Litigation

(a)
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to or against any member of the Group or its or their assets which has or is reasonably likely to have a Material Adverse Effect.

(b)	Any judgment or order for an amount in excess of $250,000 with respect to any member of the Group is made against such member of the Group and is not stayed or discharged within seven days.

20.19	Material adverse change

An event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

20.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Company:

(a)	cancel the Commitment whereupon it shall immediately be cancelled; and/or

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

21.	CHANGES TO THE LENDER

21.1	Assignments and transfers by the Lender

Subject to this Clause 21, the Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to any person (the "New Lender").

21.2	Conditions of assignment or transfer

(a)	The consent of the Company is not required for an assignment or transfer by the Existing Lender.

(b)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

21.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Company or Ener1;

(iii)	the performance and observance by the Company of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and Ener1 in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Company and Ener1 whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company of its obligations under the Finance Documents or otherwise.

21.4	Procedure for transfer

On the Transfer Date:

(a)
to the extent that the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(b)
the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company or other member of the Group and the New Lender have assumed and/or acquired the same in place of the Company and the Existing Lender;

(c)	the New Lender shall become a Party as a "Lender".

21.5	Procedure for assignment

On the Transfer Date:

(a)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security;

(b)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the assignment (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(c)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

21.6	Disclosure of information

The Lender may not disclose to any person other than:

(a)
to any of its affiliates, employees, officers, representatives or advisers who need to know such information for the purposes of carrying out the Lender's rights, obligations and duties under the Finance Documents:

(b)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under any Finance Document;

(c)
with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, any Finance Document or the Company; or

(d)
to any governmental, banking, taxation or other regulatory authority, stock exchange, rating agency or similar body, or where required by the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

any confidential information about the Company, the Group, Ener1 and the Finance Documents, provided that any person to whom such information is disclosed pursuant to paragraphs (a), (b) or (c) above shall (other than an affiliate of the Lender) agree to be bound by the provisions of this Clause 21.5.

22.	CHANGES TO THE COMPANY

Assignments and transfer by the Company

The Company may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

24.	PAYMENT MECHANICS

24.1	Distributions to the Company

The Lender may (with the consent of the Company or in accordance with Clause 25 (Set-off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from te Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.2	Partial payments

(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Lender shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Paragraph (a) above will override any appropriation made by the Company.

24.3	No set-off by the Company

All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.4	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from the Company under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

24.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

24.7	Lender Account Details

Payments to the Lender pursuant to this Agreement, shall, unless the Lender specifies otherwise, be made into the following account:

Bank:                               JPMorgan Chase Bank, New York
Payee:                             JSC VTB Bank
A/C Number:
VTB SWIFT code:
Bank's SWIFT code:
Reference:                      Facility Agreement dated 4 June 2010.

25.	SET-OFF

The Lender may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Address:                  Ener1, Inc., 1540 Broadway, Suite 25C, New York,NY 10036
Fax:                           +1 212 920 3510
Attention:                Anthony Castano

(b)	in the case of the Lender:

Address:                   Federation Tower West, Presnenskaya emb., 12, 125047, Moscow, Russian Federation

Fax :                           +7 (495) 589 2167
Attention:                Boris Sergeev and Anton Gazizov

With a copy to:

Fax :                           +7 (495) 956 3892
Attention:                Vladislav Labzin and Dmitry Soloviev

or any substitute address or fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

26.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been delivered by international courier with confirmation of receipt;

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified in Clause 26.2 (Addresses) (or any substitute department or officer as the Lender shall specify for this purpose).

26.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English or Russian.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English or Russian; or

(ii)
if not in English or Russian, and if so required by the Lender, accompanied by a certified English or Russian translation and, in this case, the English or Russian, as applicable, translation will prevail unless the document is a constitutional, statutory or other official document.

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are, in the absence of fraud or manifest error, prima facie evidence of the matters to which they relate.

27.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

28.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of all parties to the relevant Finance Document and any such amendment or waiver will be binding on all Parties to such Finance Document.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

33.	ENFORCEMENT

33.1	Jurisdiction

(a)
Subject to Clause 33.4 (Arbitration) below, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 33.1 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

33.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Company:

(i)
irrevocably appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent for service of process on terms acceptable to the Lender; and

(c)	if the Company fails to appoint such replacement agent pursuant to paragraph (b) above, the Lender may in its absolute discretion appoint the agent for service of process on behalf of the Company.

33.3	No immunity

The Company hereby irrevocably and unconditionally:

(a)
agrees not to claim any immunity from proceedings brought by the Lender against the Company or any of its assets in relation to the Finance Documents and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with any proceedings brought by the Lender; and

(c)	waives all rights of immunity in respect of it and its assets.

33.4	Arbitration

In addition to Clause 33.1 (Jurisdiction) above, the Lender shall have the right to refer any Dispute which may arise out of or in connection with this Agreement to final and binding arbitration in London, England, pursuant to the arbitration rules of LCIA (the "LCIA Rules").  The language of the arbitration proceedings shall be English.  Such arbitration shall be conducted by three arbitrators appointed in accordance with LCIA Rules.  The seat or legal place of arbitration shall be deemed to be England, and accordingly the substantive laws of England shall be applicable for purposes of the arbitration.  The procedural law for any reference to arbitration shall be English law.  Any right of appeal or reference on points of law to the courts is hereby waived, to the extent that such waiver can be validly made.  The arbitral tribunal shall have the power to order on a provisional basis any relief which it would have power to grant in a final award. Any award given by the arbitrator shall be final and binding on the Parties and shall be in lieu of any other remedy.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Corporate documents

(a)	A copy of the constitutional documents of the Company, BZinFin and Arcadia.

(b)	A copy of a resolution of the board of directors or other authorised governing body of the Company, BZinFin and Arcadia:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons or appointing an attorney to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, each Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)
A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Commitment and the granting of security interests would not cause any borrowing, guaranteeing or similar limit binding on the Company to be exceeded or breach any restriction on the pledging of property or assets.

(e)
A certificate of an authorised signatory of the Company, BZinFin and Arcadia certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Dewey & LeBoeuf with respect to matters of English law.

(b)	A legal opinion of Dewey & LeBoeuf with respect to matters of the laws of New York.

(c)	A legal opinion of Greenberg Traurig with respect to matters of the laws of Florida.

(d)	A legal opinion of Conyers Dill & Pearman with respect to matters of the laws of the British Virgin Islands.

3.	Finance Documents

(a)	Originals of each Finance Document duly executed by all parties to it (other than the Lender).

(b)	Copies of all promissory notes evidencing the BZinFin Loans and the Arcadia Loan.

(c)	Original of Ener1 acknowledgement and agreement required under the Security Agreement and the Option Share Pledge.

(d)	Evidence that the Company has opened the Collateral Account with the Account Bank.

(e)	Evidence that the Company has opened the securities accounts required under the Finance Documents with the Custodian.

(f)
Evidence that the certificates for the Loan Pledged Shares for which the Company holds security certificates, together with endorsements to the collateral agent under the Security Agreement or in blank or share transfer powers or other instruments of transfer duly endorsed to the collateral agent under the Security Agreement or in blank, have been delivered to the Custodian.

(g)	Evidence that the Loan Pledged Shares have been credited to the securities account of the Company at the Custodian that is subject to the Loan Pledged Shares Custody Agreement.

(h)
Evidence confirming that each Security Document has been duly registered in accordance with its terms, including, where applicable, a UCC-1 financing statement against the Company filed with the Secretary of State of State of Florida and a UCC-1 financing statement against BZinFin filed with the District of Columbia's Office of Tax and Revenue, Recorder of Deeds.

(i)	Lien searches in the appropriate filing or recording offices for the Company.

4.	Transaction Documents

A copy of each Transaction Document duly executed by all parties to it.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 33.2 (Service of process), has accepted its appointment.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	A copy of the shareholders' register from the registrar of Ener1.

(d)	The Original Financial Statements.

(e)	Evidence that all "know your customer requirements" have been satisfied with respect to the Group.

(f)	A copy of the Group Structure Chart.

(g)	Evidence that the Existing Share Pledge has been released by BZinFin.

(h)	Evidence that there are sufficient Shares in the securities account of the Company with UBS to satisfy the Company's obligations under or in connection with the BIBA SPA

(i)
Evidence that the Company's obligations under the ZN Loan have been irrevocably and unconditionally paid in full or otherwise satisfied, discharged or forgiven in full and that the Company has no further obligations or liabilities whatsoever under or in connection with the ZN Loan.

(j)
Certificate from a senior financial officer of the Company certifying that, as determined by the board of directors of the Company, it is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" (within the meaning of Regulation U and Regulation X of the Board of Governors of the Federal Reserve System (or any successor)), and the aggregate market value of all "margin stock" owned by the Company does not exceed 25% of the aggregate value of its assets.

(k)	Duly notarised consent from BZ's spouse to the provision by BZ of the BZ Guarantee.

(l)	Documents and other evidence confirming the granting of the U.S Department of Energy's Automotive Battery Manufacturing Initiative grant to Ener1 of $118,500,000.

(m)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Utilisation Fee) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

SCHEDULE 2

UTILISATION REQUEST

From:       Ener1 Group Inc.

To:           JSC VTB Bank

Dated:

Dear Sirs

Ener1 Group Inc. – $100,000,000 Facility Agreement dated [         ] 2010 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	$[100,000,000]
Interest Period:	6 months

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the account of the Company at VTB Capital plc with account number .

USD correspondent account:	VTB Capital plc, London Account No: SWIFT:
USD correspondent bank:	Deutsche Bank Trust Company Americas 60 Wall Street New York, NY 10005 USA SWIFT:

We hereby authorise the Lender to credit the proceeds of the Loan to such account directly.

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

Ener1 Group Inc.

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:           JSC VTB Bank as Lender

From:       Ener1, Inc.

Dated:

Dear Sirs

Ener1 Group Inc. – $100,000,000 Facility Agreement dated [           ] 2010 (the "Agreement")

1.
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	the EBITDA of Ener1 for the Relevant Period ending 20[•] is $[ ]; and

(b)	the ratio of Total Liabilities to Net Tangible Assets for the Relevant Period ending [•] is [•]:[•].

Signed:	…........…..................	…........…..................
	Director Of [ ]	Director Of [ ]

SCHEDULE 4
ENER1 EVENTS

1.	FINANCIAL COVENANTS

1.1	Financial definitions

In this Schedule:

"Acceptable Bank" means:

(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Lender.

"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Ener1 Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions including the DoE Loan or any other credit or similar facility provided by the U.S. Department of Energy;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under IFRS or US GAAP, as applicable);

(f)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of  an underlying liability of an entity which is not a member of the Ener1 Group which liability would fall within one of the other paragraphs of this definition;

(g)
any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Maturity Date or are otherwise classified as borrowings under IFRS or US GAAP, as applicable;

(h)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the transaction pursuant to the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

(i)
any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS or US GAAP, as applicable; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

"Cash" means, at any time, cash denominated in dollars in hand or at bank and (in the latter case) credited to an account in the name of a member of the Ener1 Group with an Acceptable Bank and to which a member of the Ener1 Group is alone (or together with other members of the Ener1 Group) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)
repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Ener1 Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)
there is no Security over that cash except for any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Ener1 Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or the United Kingdom or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America or the United Kingdom;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days' notice; or

(e)	any other debt security approved by the Lender,

in each case, denominated in dollars and to which any member of the Ener1 Group is alone (or together with other members of the Ener1 Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Ener1 Group or subject to any Security.

"DoE Loan" means the loan to be provided to Ener1del, Inc. by the U.S. Department of Energy in the principal amount of up to $291,635,005.

"EBIT" means, in respect of any Relevant Period, the consolidated operating profit of the Ener1 Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any Finance Charges;

(b)	not including any accrued interest owing to any member of the Ener1 Group;

(c)	before taking into account any Exceptional Items;

(d)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(e)
before taking into account any gain arising from an upward revaluation of any other asset at any time after the most recent financial statements delivered in accordance with Clause 18.1 (Financial statements);

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Ener1 Group before taxation.

"EBITDA" means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation and depreciation of assets of members of the Ener1 Group.

"Ener1 Group" means Ener1 and its Subsidiaries for the time being.

"Exceptional Items" means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	disposals or revaluations of non-current assets; and

(b)	disposals of assets associated with discontinued operations.

"Finance Charges" means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Ener1 Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	including any upfront fees or costs;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)
including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Ener1 Group under any interest rate hedging arrangement;and

(d)	taking no account of any unrealised gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis,

and so that no amount shall be added (or deducted) more than once.

"Finance Lease" means any lease or hire purchase contract which would in accordance with IFRS or US GAAP, as applicable, be treated as a finance or capital lease.

"Financial Year" means the annual accounting period of the Ener1 Group ending on or about 31 December in each year.

"Material Adverse Effect" has the meaning given to it in Clause 1.1 (Definitions) except that in paragraph (a) the term "Group" shall be replaced with the term "Ener1 Group" and the words "the Company" shall be replaced with the term "Ener1".

"Net Tangible Assets" means, at the end of each Relevant Period, Ener1's stockholders' equity less any amounts attributable to intangible assets and goodwill.

"Permitted Security" means (i) Security over assets of the Ener1 Group securing any Borrowings permitted pursuant to paragraph 6(a) of this Schedule 4 provided that the aggregate book value of such secured assets does not exceed 150% of the aggregate principal amount of such Borrowings at any time; (ii) Security for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Ener1 Group maintains adequate reserves on its books and records; (iii) Security in favour of financial institutions arising in connection with Ener1 Group's deposit or securities accounts held at such institutions and granted as part of that financial institutions' standard terms and conditions; (iv) Security of carriers, warehousemen, suppliers, or other persons that are possessory in nature arising in the ordinary course of business of Ener1 Group so long as such Security attaches only to inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; and (v) Security to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business of Ener1 Group.

"Relevant Period" mean each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of the first, second and third quarters of each Financial Year, as applicable.

"Total Debt" means, at the end of each Relevant Period, the aggregate consolidated amount of all obligations of members of the Ener1 Group for or in respect of Borrowings at that time (including, in the case of Finance Leases only, their capitalised value and deducting Cash and Cash Equivalent Investments held by any member of the Ener1 Group at that time) but, for avoidance of doubt, excluding accounts payable and accrued expenses or deferred grant proceeds.

1.2	Financial events of default

(a)	Ener1's EBITDA is less than:

(i)	$20,000,000 for the Relevant Period ending 31 December 2011;

(ii)	$80,000,000 for the Relevant Period ending 31 December 2012;

(iii)	$150,000,000 for the Relevant Period ending 31 December 2013.

(b)	The ratio of Total Debt to Net Tangible Assets exceeds 1:1 at any time.

1.3	Financial Testing

The financial covenants set out in paragraph 1.2 (Financial events of default) above shall be calculated in accordance with and tested by reference to the financial statements of Ener1 delivered pursuant to Clause 18.1 (Financial statements) and/or, in each case, each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) with the relevant set of financial statements.

2.	AUTHORISATIONS

Ener1 fails to obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Lender of) any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable Ener1 to carry on its business substantially as it is presently conducted which failure to comply has or is reasonably expected to have a Material Adverse Effect.

3.	COMPLIANCE WITH LAWS

Ener1 fails to comply in all respects with all laws to which Ener1 may be subject except where such failure neither does nor is reasonably expected to have a Material Adverse Effect.

4.	CHANGE OF BUSINESS

Ener1 makes a substantial change to the general nature of its business from that carried on at the date of this Agreement.

5.	REORGANISATION

Ener1 enters into any amalgamation, demerger, merger, corporate reconstruction, reorganisation, arrangement or restructuring which is reasonably likely to have a Material Adverse Effect.

6.	SECURITY AND FINANCIAL INDEBTEDNESS

Without the prior written consent of the Lender:

(a)	The consolidated Borrowings of the Ener1 Group exceed:

(i)	$150,000,000 at any time in the Financial Year ending 31 December 2010;

(ii)	$50,000,000 pursuant to the DoE Loan and $175,000,000 in aggregate in respect of all other Borrowings at any time in the Financial Year ending 31 December 2011;

(iii)	$150,000,000 at any time pursuant to the DoE Loan and $175,000,000 in aggregate in respect of all other Borrowings at any time in the Financial Year ending 31 December 2012; and

(iv)	$291,635,005 pursuant to the DoE Loan and $175,000,000 in aggregate in respect of all other Borrowings at any time in the Financial Year ending 31 December 2013.

(b)	Ener1 creates or permits to subsist any Security over any of its assets without the prior written consent of the Lender other than Permitted Security.

7.	CAPITAL INVESTMENT

The Ener1 Group makes capital investments in aggregate in excess of $60,000,000 in any Financial Year (with any unused amount in any Financial Year being carried forward to succeeding Financial Years subject to a maximum aggregate of $90,000,000 in any Financial Year), without the prior written consent of the Lender. For the purposes hereof, any capital investments made by any member of the Ener1 Group with funds derived from any grant or loan from the U.S. Department of Energy shall not be applied against the foregoing dollar thresholds or otherwise be subject to the limitations of this paragraph.

8.	ENER1 SHARES

Any of the following events occurs:

(a)
trading  in  the  Shares  is  suspended  or a material limitation is imposed upon trading in Shares  at  any time on a Business Day following which such suspension or material  limitation is lifted or no longer exists and a further suspension or  material  limitation  occurs  at  any point during the next consecutive Business  Day,  irrespective of the duration of each suspension or material limitation,  as  the  case  may  be, provided  that such suspensions or material limitations   occur   when  the  relevant Exchange  is  open  for operations and such suspensions or material limitations occur due to reasons other than an increase in the price of the Shares; or

(b)
trading in the Shares is suspended or a material limitation is imposed upon trading in Shares on a Business Day and the same suspension or material limitation continues until the next Business Day provided that such suspension or material limitation lasts more than two hours and such suspension or material limitation occurs when the relevant Exchange is open for operations and such suspension or material limitation occurs due to reasons other than an increase in the price of the Shares; or

(c)
trading in the Shares is suspended or a material limitation is imposed upon trading in Shares due to the fact that there is an increase in the price of the Shares provided  that  such  suspension or material limitation  lasts  more than two entire Business Days; or

(d)
trading in the Shares is suspended or a material limitation is imposed upon trading in Shares as  part of the trading of securities generally on an Exchange provided that such suspension or material limitation lasts more than five entire Business Days; or

(e)	the Shares fail to maintain a listing on an Exchange; or

(f)	the daily average trading volume in respect of the Shares falls below $1,000,000 over any period of seven consecutive Business Days; or

(g)	Ener1 fails to comply with the listing rules of NASDAQ the relevant Exchange; or

(h)	Ener1 or any member of the Ener1 Group makes any amendments to its dividend and distribution policy, without the prior written consent of the Lender.

For the purposes of this paragraph 8, "Exchange" means any of NASDAQ, the New York Stock Exchange or the NYSE Amex Stock exchange, as applicable.

9.	AMENDMENTS

(a)	Ener1 or any member of the Ener1 Group makes any amendments to its constitutional documents which have or are reasonably expected to have a Material Adverse Effect.

(b)
Ener1 replaces its auditors without the prior written consent of the Lender (except where the replacement firm of auditors is one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche, or any amalgamation of the same or any successor to the business of the same).

10.	GRANTS

The U.S Department of Energy's Automotive Battery Manufacturing Initiative grant to Ener1 of $118,500,000 is fully or partially recalled, suspended, terminated or withdrawn or the terms and conditions of the grant are amended in any material respect.

11.	BUSINESS PLAN

Ener1 fails to comply with its annual business plan or makes material amendments thereto without the prior written consent of the Lender.

SCHEDULE 5

BZINFIN LOANS1

No.	Description	Outstanding Principal	Accrued Interest
1.	Credit Line from BZinFin pursuant to a Credit Line Agreement dated 26 July 2007	$11,900,000	$4,920,612
2.	Loan from BZinFin pursuant to a Loan Restructuring Agreement dated 1 October 2007	$66,406,231	$33,944,729
3.	Loan from BZinFin pursuant to a Loan Agreement dated 12 May 2008	$100,000	$29,425
4.	Loan from BZinFin pursuant to a Consolidated Replacement Loan Agreement dated 18 August 2009	$2,765,934	$357,387
5.	Loan from BZinFin pursuant to a Loan Agreement dated 31 May 2010	$1,500,000	$0
6.	Loan from BZinFin pursuant to a Loan Agreement dated 2 June 2010	$3,000,000	$0

____________________________________
1 In each case as at the date of this Agreement.

SIGNATURES

THE COMPANY

ENER1 GROUP INC.
By:
Signature                           ………………………………….

Name:                                ………………………………….

Title:                                   ………………………………….

THE LENDER

JSC VTB BANK
By:

Signature                           ………………………………….

Name:                                ………………………………….

Title:                                   ………………………………….

MIA1812740272